Exhibit 99.1

For Immediate Release	Contact:	Susan M. Mesco
NPS Pharmaceuticals, Inc.
(908) 450-5516
smesco@npsp.com

NPS Pharmaceuticals Prices Public Offering of Common Stock

BEDMINSTER, N.J.—(BUSINESS WIRE)—May 21, 2013—NPS Pharmaceuticals, Inc. (NASDAQ: NPSP) today announced the pricing of an underwritten public offering of 6,000,000 shares of its common stock at a price of $14.53 per share to the public. All of the shares are being sold by NPS. The gross proceeds to NPS from this offering are expected to be approximately $87.2 million, before deducting underwriting discounts and commissions, and other estimated offering expenses payable by NPS. The offering is expected to close on or about May 24, 2013, subject to the satisfaction of customary closing conditions.

J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC are acting as joint book-running managers for the offering. Canaccord Genuity Inc. and Leerink Swann LLC are acting as lead co-managers for the offering and Oppenheimer & Co. Inc. and Wedbush PacGrow Life Sciences are acting as co-managers for the offering.  NPS has granted the underwriters a 30-day option to purchase up to an additional 900,000 shares of common stock to cover over-allotments, if any.

A shelf registration statement on Form S-3 relating to the public offering of the shares of common stock described above was filed with the Securities and Exchange Commission (the “SEC”) and is effective. The offering is being made by means of a prospectus and related prospectus supplement. Copies of the prospectus supplement may be obtained, when available, from the offices of J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 (Telephone number 866-803-9204); or Morgan Stanley & Co. LLC, Attn: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014 (Telephone number 866-718-1649, e-mail: prospectus@morganstanley.com).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About NPS Pharmaceuticals

NPS Pharmaceuticals is a global biopharmaceutical company pioneering and delivering therapies that transform the lives of patients with rare diseases worldwide. The company’s lead product, Gattex ® (U.S.)/Revestive ® (EU) (teduglutide [rDNA origin]) for injection is approved for adult Short Bowel Syndrome (SBS) patients who are dependent on parenteral support. NPS is also developing Natpara ® (rhPTH [1-84]) for the treatment of adult hypoparathyroidism and, subject to the resolution of certain manufacturing issues, expects to submit its Biologic License Application (BLA) to the FDA in 2013.

NPS’s earlier stage pipeline includes two calcilytic compounds, NPSP790 and NPSP795, with potential application in rare disorders involving increased calcium receptor activity, such as autosomal dominant hypocalcemia (ADH). NPS complements its proprietary programs with a royalty-based portfolio of products and product candidates that includes agreements with Amgen, GlaxoSmithKline, Janssen Pharmaceuticals, and Kyowa Hakko Kirin. Additional information about NPS is available through its corporate website, http://www.npsp.com.

“NPS,” “NPS Pharmaceuticals,” “Gattex,” “Natpara,” “Revestive,” “Preotact,” and “NPS Advantage” are the company’s trademarks. All other trademarks, trade names or service marks appearing in this press release are the property of their respective owners.

Disclosure notice

Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations and beliefs regarding the completion of the proposed public offering. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include, without limitation, risk and uncertainties related to whether or not we will be able to raise capital through the sale of shares of common stock, market and other conditions, the satisfaction of customary closing conditions related to the proposed public offering and the impact of general economic, industry or political conditions in the United States or internationally. There can be no assurance that we will be able to complete the proposed public offering on the anticipated terms, or at all. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. Additional risks and uncertainties relating to the proposed offering, NPS and our business can be found under the heading “Risk Factors” included in the preliminary prospectus supplement related to the proposed offering filed with the SEC on or about the date hereof, and in other filings we periodically make with the SEC. In addition, the forward-looking statements included in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

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